Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section thereof entitled “Management,” filed by HMH Holding Inc. on Form S-1 and each related Prospectus and each further amendment or supplement thereto.

Dated: January 29, 2026

/s/ Svein Oskar Stoknes
Name: Svein Oskar Stoknes